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                                                                    EXHIBIT 12.1

                          U.S. BANCORP AND SUBSIDIARIES
                      COMPUTATION OF RATIOS OF CONSOLIDATED
                            EARNINGS TO FIXED CHARGES

                                                                  Nine Months
                                                              Ended September 30,
(In Thousands)                                                       1996
                                                                -------------
Considering Interest on Deposits as an Operating Expense
Net income                                                        $  358,219
Income taxes                                                         196,213
                                                                  ----------
     Earnings before income taxes                                    554,432
                                                                  ----------
Add fixed charges
     Interest on borrowed funds                                      187,615
     Interest income from federal funds sold (A)                      (4,677)
     Interest component of leases (B)                                 11,321
                                                                  ----------
Total fixed charges                                                  194,259
                                                                  ----------
Earnings before income taxes and fixed charges                    $  748,691
                                                                  ==========

Ratio of earnings to total fixed charges                                3.85 x
                                                                  ==========

Considering Interest on Deposits as Fixed Charges
Fixed charges as shown above                                      $  194,259
Interest on deposits                                                 571,572
                                                                  ----------
Total fixed charges                                                  765,831

Add earnings before income taxes                                     554,432
                                                                  ----------
Earnings before income taxes and fixed charges                    $1,320,263
                                                                  ==========

Ratio of earnings to total fixed charges                                1.72 x
                                                                  ==========

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(A)      Approximates interest expense related to federal funds purchased transactions for purposes other than the funding of banking subsidiaries' operations.
(B) Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.

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